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                                  EXHIBIT 2.01

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         ASSET PURCHASE AGREEMENT dated as of May 22, 1997 ("Agreement"), by and between HYSAN CORPORATION, an Illinois corporation ("Seller") and SPECIALTY CHEMICAL RESOURCES, INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, on the terms and conditions herein contained, the Seller wishes to sell and the Buyer wishes to buy all of the tangible and intangible non-real estate assets used in the operation of the Seller's business, free and clear of all liens, charges and encumbrances, it is hereby agreed as follows:

         WHEREAS, WEDGE Energy Group, Inc., a Delaware corporation ("WEDGE"), owns beneficially and of record, all of the outstanding capital stock of Seller; and

                                    ARTICLE 1
                                    ---------

                           SALE AND PURCHASE OF ASSETS
                           ---------------------------

         1.1 SALE AND PURCHASE OF ASSETS. On the terms and conditions herein contained and for the consideration hereinafter described, the Seller agrees to sell to the Buyer and the Buyer agrees to buy from the Seller at the Closing (as hereinafter defined), all of the Seller's right, title and interest in and to all (except as set forth below) of the assets of the Seller used in or relate to the Seller's business where ever conducted, including, without limitation, those assets located at the Sellers' plant and facilities in Blue Island, Illinois, and, including without limitation, all property, accounts receivable, securities, deposits on contractual obligations or otherwise, claims and rights under contracts and leases, licenses, customer lists, trade secrets, know-how, all pending claims and other choses in action, rights to use the name "Hysan" or any derivative thereof and all other names or slogans used by Seller in connection with its business or its products, all product catalogs and other advertising materials, all files, books and records (except as provided below) of Seller relating to its business, and all computer programs, all as the same exist on the Closing Date. Such assets (the "Acquired Assets") shall be conveyed to the Buyer at Closing free and clear of all liens, charges and encumbrances. Except as shall be specifically warranted herein to the contrary the Acquired Assets will be conveyed to the Buyer in an "AS IS" condition and the Buyer agrees to accept the Acquired Assets in such condition. The following assets and rights shall be excluded from the Acquired Assets and retained by the Seller:

                  (a) BOOKS AND RECORDS. All books and records of the Seller except such books and records as are required to permit the Buyer to utilize and/or derive full benefit from the

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         Acquired Assets, provided that the Seller will provide to the Buyer copies of all books and records relating to the Acquired Assets;

                  (b) CERTAIN RECEIVABLES AND EXPECTANCIES. Sums due to the Seller from Wedge Energy Group, Inc. ("Wedge") or from any other Affiliate of the Seller, which sums are set forth on Schedule 1.l (b) to this Agreement, any proceeds from the liquidation of any defined benefit or other funded benefit plan previously established by the Seller and any recovery from a pending claim against third parties with respect to a transaction or occurrence prior to the Closing, which claim is described on Schedule 1.1(b) to this Agreement;

                  (c) CASH. Cash on hand or on deposit to the account of the Seller at Closing;

                  (d) Real Estate. All land and improvements belonging to the Seller together with all associated leasehold improvements, easements and rights of way and all real estate leasehold rights, if any.

         As used in this Agreement "Affiliate" shall mean with respect to any Person, another Person controlled by, under common control with or who controls, that Person. As used herein "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust or unincorporated association.

         1.2 LIABILITIES. Except as otherwise expressly provided herein the Seller shall be responsible for the discharge of all liabilities, debts and obligations associated with the Seller's business, known and unknown, contingent or liquidated which arose or relate to acts, omissions, facts or circumstances which occurred prior to the Closing, including any matters relating to employees and employee benefits and product liability or warranties and the Buyer shall have no responsibility for the payment, provision or discharge thereof. The Buyer has designated on Schedule 1.2 certain of the Seller's accounts payable and other obligations (such as equipment leases) which the Buyer, subject to receipt at the Closing of any required consent to the transfer of any related agreement, will assume and discharge ("Assumed Liabilities"). All Assumed Liabilities shall be promptly paid by the Buyer in accordance with the terms thereof, and (i) for purposes of the Closing Purchase Price Adjustment provided for in Section 1.3 below accounts payable shall be deemed to have been paid to take advantage of any available discounting terms provided by the vendor or obligee thereof, and (ii) any prepayment penalty imposed on the Buyer for early payment of any Assumed Liabilities which the Buyer chooses to make shall be disregarded subject to any claims made in good faith.

         1.3 PURCHASE PRICE; PAYMENT. The purchase price for the Acquired Assets shall be estimated in the manner provided hereinafter in this Section 1.3 (the "Closing Purchase Price") and, less $500,000 which shall be deposited in escrow as provided below in this Section, paid to the Seller at the Closing by wire transfer or otherwise in immediately available funds. The Buyer shall be entitled to a credit for (i) the earnest money deposit described in Section 1.4(b) ("Earnest Money"), plus interest thereon at the rate of six percent (6%) per annum from March 6, 1997 to the Closing Date, and (ii) an amount equal to the sum of all accounts payable due on the Closing Date included

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as Assumed Liabilities (but not including any payments under equipment leases,
Section 1.4(a) ("Prorations"). Until final determination of the Adjusted Price in accordance with Section 1.5 of this Agreement and to secure the Seller's indemnification obligations hereunder, $500,000 of the Closing, Purchase Price shall be deposited in escrow pursuant to the escrow agreement ("Escrow Agreement") in the form of the attached Exhibit "1.3". The specific Acquired Assets groups to be purchased and the estimate of the Closing Purchase Price of each group shall be made as follows:

                  (a) ACCOUNTS RECEIVABLE. The accounts receivable shown on
         Schedule 1.3(a) valued at book value at the close of business on the last business day prior to the Closing determined in accordance with generally accepted accounting principles ("GAAP"), less an amount equal to the aggregate of all accounts receivable excluded from the Acquired Assets pursuant to Section 1.1(b);

                  (b) INVENTORY. Inventory consisting of raw materials, work-in-process, and intermediates which are useable in connection with the sale or production of Finished Products, Finished Products and Supplies, including Hysan label products, (collectively "Qualified Inventory") which are described on Schedule 1.3(b) and are valued at book value in accordance with generally accepted accounting principles ("GAAP") consistent with Seller's past practices as reflected on the financial statements of the Seller at the close of business on the last business day immediately prior to the Closing. Qualified Inventory shall not include any Finished Products that were manufactured in excess of one (1) year prior to Closing. "Finished Products" are deemed as any product which has been sold to any customer within the fifteen
         (15) month period immediately preceding Closing, or for which a future order exists at Closing;

                  (c) FURNITURE, FIXTURES AND EQUIPMENT. Furniture, fixtures and equipment, including generally but not by way of exclusion, all manufacturing, office, sales and laboratory equipment of the Seller used by or associated with the operation of the Seller's business and which are described on Schedule 1.3(c) (the "Furniture, Fixtures and Equipment"), shall be valued at book value (cost, net of reserves, if any, and net of depreciation n) as reflected on the financial statements of the Seller at the close of business on the last business day of the month immediately prior to the Closing provided that the carried values associated with leasehold improvements to the Seller's real estate, the capitalized costs associated with closed facilities and relocation of facilities from Houston, Texas, capitalized leaseholds and other items designated on Schedule 1.3(c) to be excluded from this computation shall be excluded from such value;

                  (d) EPA REGISTRATIONS AND PREPAID EXPENSES. Environmental Protection Agency periodic renewal registrations (which are assignable to the Buyer) (federal, state and local) and other prepaid expenses described on Schedule 1.3(d), shall be valued at book value as reflected on the financial statements of the Seller at the close of business on the last business day of the month immediately prior to the Closing;

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         book value as reflected on the financial statements of the Seller at the close of business on the last business day of the month immediately prior to the Closing;

                  (e) INTANGIBLE ASSETS. All intangible assets, including but not limited to formulas, technology, trade names and trade marks (including the name "Hysan"), customer lists, contract rights, assignable permits and registrations, capitalized leasehold rights (but only to the extent that corresponding obligations are assumed by Buyer) all as described on Schedule 1.3(e), and orders and backlog shall be valued at $250,000, of which $100,000 is consideration for the covenant set forth in Article 3.

         1.4      PRORATIONS; EARNEST MONEY.

                  (a) PRORATIONS. Personal property taxes for the Acquired Assets and equipment lease payments (for equipment leases included within Assumed Liabilities) shall be prorated between the parties at Closing.

                  (b) EARNEST MONEY. Prior to the date hereof the Buyer has paid the Seller $100,000 as a good faith earnest money deposit which shall be applied as provided in Section 1.3.

         1.5 ADJUSTMENTS TO PURCHASE PRICE. The portion of Closing Purchase Price determined with reference to the financial statements of the Seller for the month immediately prior to the Closing shall be adjusted following Closing in the following manner:

                  (a) PHYSICAL INVENTORY. Buyer shall conduct a physical inventory at the Seller's premises on or immediately after the Closing to identify and count the Qualified Inventory as of the date of Closing (the "Closing Date"). The Seller shall be entitled to designate one or more of its representatives to observe the taking of the physical inventory.

                  (b) POST CLOSING AUDIT. As soon following the Closing as is practicable, but in no event later than 30 days following the Closing, the Buyer will prepare an accounting (a "Post-Closing Audit"), as of the Closing Date, of the items in Section 1.3(b) (using for the inventory valuation information determined from the physical inventory) comprising the Acquired Assets and upon acceptance thereof by the Seller the Closing Purchase Price will be deemed adjusted to reflect the difference between (i) an amount (the "Base Price") equal to the aggregate of the amounts determined under Section 1.3(b), and (ii) an amount (the "Adjusted Price") equal to the aggregate of the amounts determined for such items in the Post-Closing Audit. The results of this audit shall be provided to tax Seller and within twenty (20) days following the receipt thereof and, in the absence of any timely objection to the determination of the Adjusted Price as provided for in
         Section 1.5(d), the Buyer shall pay to the Seller the amount by which the Adjusted Price exceeds the Base Price or the Seller shall pay to the Buyer the amount by which the Base Price exceeds the Adjusted Price, which payment by Seller shall first be made from amounts held in escrow under the Escrow

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         Agreement and thereafter, if any additional amounts are owed, directly by Seller. Provided the Seller shall have maintained its books and records to the Closing Date in accordance with GAAP applied on a consistent basis, subject only to normal year end adjustments, the Buyer shall use the Seller's records in completing this accounting, and shall determine the Adjusted Price in accordance with GAAP, applied consistently with the Seller's past practice, except as provided on
         Exhibit 1.5(b) to this Agreement.

                  (c) ACCOUNTS RECEIVABLE. During the 90 day period following the Closing, the Buyer shall use reasonable efforts, consistent with its ordinary course of business practice, to collect all amounts due on the Accounts Receivable comprising the Acquired Assets ("Purchased Accounts"). The Buyer shall provide the Seller with a weekly report of the progress made in the collection of the Purchased Accounts. In this process the Buyer shall apply all amounts received from account debtors to the oldest outstanding invoices of such account debtors in the order of such invoices from the oldest to the most current, except on those payments that are designated by the account debtor to a specific invoice. Should the Buyer learn of any objection to payment of a Purchased Account by an account debtor arising out of a transaction or occurrence prior to the Closing the Buyer shall immediately notify the Seller and, after the Seller has repurchased the Purchased Account from the Buyer, the Seller shall be permitted to discuss the matter with the account debtor and compromise or otherwise dispose of the dispute, provided that the Seller shall in good faith, but without impairing the Seller's ability to ultimately obtain payment on any accounts receivable, attempt to compromise or otherwise dispose of any dispute in any manner that would not impose any obligation on the Buyer. The Buyer will not compromise or settle any Purchased Account in dispute which imposes any obligation on the Seller without the consent of the Seller which consent will not be unreasonably withheld. Provided the Buyer shall have complied with the provisions of this paragraph the Seller will repurchase from the Buyer upon notice from the Buyer all Purchased Accounts which remain unpaid 90 days following Closing. The purchase price therefor shall be the unpaid amount remaining due on such Purchased Account. Notwithstanding the foregoing, the Seller shall be under no obligation to repurchase such Purchased Account if the account debtor's refusal or failure to pay the balance of a Purchased Account arises in whole or material part from a dispute with the Buyer related to product sold to, or orders requested by, such account debtor after the Closing Date. The Seller shall remit to the Buyer immediately on receipt all accounts receivable relating to the Seller's business and received by the Seller on or after the Closing Date.

                  (d) PURCHASE PRICE DISPUTE RESOLUTION. In the event either the Buyer or the Seller shall take objection to any valuation or setting of Adjusted Price the party objecting shall promptly (in the case of the post closing audit described in Section 1.5(b) within twenty (20) days of receipt thereof) advise the other party in writing of the basis of the objection or objections and the parties and their representatives shall thereafter promptly convene, in person or by phone to resolve their differences. If the parties are unable to resolve their differences within thirty (30) days of the sending of an objection notice either party may call for the dispute to be submitted to binding arbitration before a three person panel in Chicago,

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         Illinois in accordance with the Commercial Rules of the American
         Arbitration Association ("AAA") with each party selecting one arbitrator (each of whom shall be a certified public accountant who (and whose firm) does not perform services for, or have any investments in, and is independent from the Buyer or the Seller) and the two arbitrators so selected, selecting the third arbitrator (who shall be skilled in valuation matters and shall be similarly independent). If the two (2) arbitrators fail to agree on the selection of the third arbitrator, such third arbitrator shall be selected in accordance with the rules of the AAA, but must be skilled in inventory valuation matters. To avoid multiple dispute resolution meetings, the party making an objection may, at its option, postpone submission of any unresolved dispute until the conclusion of the valuation/purchase price adjustment process. Amounts to be paid to one party or the other which are in dispute may be withheld until the dispute is resolved but amounts which are not in dispute shall be promptly paid in accordance with the terms of this Agreement. Amounts withheld, which are determined by the arbitration process to be due shall be paid promptly with interest at the rate of 6% per annum from the date of withholding to the date of payment. The parties shall be responsible for their own costs and share equally the cost the AAA and the arbitrators, provided that the losing party in a proceeding which produces a benefit greater than $50,000.00 to the prevailing party (as measured against the last settlement offer preceding the award), shall pay the AAA and arbitrators costs and the reasonable cost and expenses of the prevailing party.

         1.6 PURCHASE PRICE ALLOCATIONS. Within one hundred fifty (150) days after the Closing, the Buyer will prepare and deliver to the Seller a Form 8594 allocating the purchase price for the Acquired Assets for income tax purposes in a manner that reflects the values ascribed to the asset groups by the pricing process set forth above in this Article 1. Unless the Seller believes that such Form 8594 does not reasonably allocate the purchase price for the Acquired Assets, the Buyer and the Seller shall file all income tax returns and take all other actions consistent with such Form. If the Seller notifies the Buyer within thirty (30) days after receiving the Form 8594 that it believes such Form is unreasonable, the matter shall be arbitrated in accordance with Section 1.5(d).

         1.7 TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration and other taxes and fees incurred in connection with this Agreement will be paid by the Seller.

                                    ARTICLE 2
                                    ---------

                                    CLOSINGS
                                    --------

         2.1 CLOSINGS. The transaction shall be closed ("Closing") on May 22, 1997, at the offices of Redneck and Wolfe, 203 North LaSalle Street, Chicago, Illinois 60601 or at such other time or place as the parties shall agree immediately upon execution of this Agreement on the date first above written.

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the actions as set forth below shall be taken and each party shall deliver to the other party the agreements, certificates, opinions, and other documents required to be delivered as set forth below:

                  2.1.1 CERTIFICATE. The Seller shall deliver to the Buyer a certificate dated as of the Closing Date certifying that: (a) the articles of incorporation, certificates of incorporation and bylaws attached thereto are true, correct and complete copies of such organizational documents of the Seller, as applicable, (b) the resolutions of the Board of Directors and sole shareholder of the Seller attached thereto authorizing the execution, delivery and performance of this Agreement are true, correct and complete; and (c) all consents required of seller referred to in Section 2.1.3 have been received.

                  2.1.2 OPINION. The Buyer shall receive from Rudnick & Wolfe, Chicago, Illinois, counsel to the Seller, an opinion of Such counsel, dated the Closing Date, with respect to certain matters reasonably within the knowledge of such counsel i-i a form reasonably satisfactory to counsel for the Buyer.

                  2.1.3 CONSENTS AND APPROVALS. All authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by the Buyer and the Seller and the consummation by such parties of the transactions contemplated hereby shall have been obtained, including, without limitation, any authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement to prevent a breach or default under any material contract to which the Seller is a party and for the continuation of any agreement to which the Seller is a party and which is being transferred to the Buyer pursuant to this Agreement. All of such required consents are listed on the attached Schedule 4.3.

                  2.1.4 ARTICLES OF INCORPORATION. Seller and Buyer shall have delivered one to the other their respective Articles of Incorporation, as amended, certified by the Secretaries of State of their respective states of incorporation together with good standing certificates (or the equivalent thereof) from the Secretaries of State, each as of a date not more than seven (7) days prior to the Closing Date.

                  2.1.5 CERTIFICATE. The Buyer shall deliver to the Seller a certificate of one of its duly authorized officers, dated as of the Closing Date, certifying that (a) the certificate of incorporation and by-laws attached thereto are true, correct and complete copies of such organizational documents of the Buyer, and (b) the resolutions of the Board of Directors of the Buyer attached thereto authorizing the execution, delivery and performance of this Agreement are true and correct.

                  2.1.6 OPINION. Seller shall have received from Benesch, Friedlander, Coplan & Aronoff LLP, counsel to the Buyer, an opinion of such counsel, dated the Closing Date, with respect to certain matters reasonably within the knowledge of such counsel in a form reasonably satisfactory to counsel for the Seller.

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         of the Buyer attached thereto authorizing the execution, delivery and performance of this Agreement are true and correct.

                  2.1.6 OPINION. Seller shall have received from Benesch, Friedlander, Coplan & Aronoff LLP, counsel to the Buyer, an opinion of such counsel, dated the Closing Date, with respect to certain matters reasonably within the knowledge of such counsel in a form reasonably satisfactory to counsel for the Seller.

                  2.1.7 REMOVAL OF ACQUIRED ASSETS. Buyer shall have submitted to the Seller and the Seller shall have approved and accepted a detailed plan ("the Plan") for the removal of the Acquired Assets from the premises of the Seller. Buyer shall submit the Plan to Seller as soon as reasonably practical, but at least prior to Buyer removing any of the Acquired Assets. The Plan shall provide, among other matters,
         (i) the identity of any outside contractors proposed to be employed by the Buyer to assist in the removal and transport of the Acquired Assets together with evidence of the bonding or financial responsibility of such persons in adequate amounts which shall name Seller as an additional insured or beneficiary, (ii) copies of any and all permits required to effect such removal and transport, (iii) the date or dates when such removal shall commence and be completed, which shall not be later than ninety (90) days after Closing, and (iv) an undertaking by the Buyer (which is deemed to be made hereby) to indemnify the Seller and hold the Seller harmless for or on account of (A) any injury to the property of the Seller or any adjoining land owners, (B) any environmental condition requiring remediation caused by such asset removal or (C) any claim of bodily injury to any person or any claims by any third party.

                  2.1.8 ESCROW AGREEMENT. The Seller shall enter into the Escrow Agreement and the Buyer shall have deposited $500,000 of the Closing Purchase Price into escrow pursuant thereto.

         2.2 FURTHER ASSURANCES/PROVISION OF RECORDS. If at any time after the Closing Date the Buyer shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to (i) vest, perfect or confirm, of record or otherwise, in the Buyer, title to the Acquired Assets, or (ii) otherwise carry out the purposes of this Agreement, the Seller agrees that it shall execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect and confirm title to such Acquired Assets in the Buyer, and otherwise do all acts reasonably necessary to carry out the purposes of this Agreement. If at any time after the Closing Date either party hereto shall require access to any of the books, records or files of the other party hereto or any of the other party's employees in order to evaluate or resolve any dispute or uncertainty concerning any of the Purchase Price, Acquired Assets or the Assumed Liabilities, as applicable, such other party shall cooperate fully with any reasonable requests therefor made by the requesting party.

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                                    ARTICLE 3
                                    ---------

                             COVENANT NOT TO COMPETE
                             -----------------------

         3.1 COVENANT NOT TO COMPETE. The Seller and Wedge agree that from and after the Closing and until the fifth anniversary of the Closing neither they nor any Affiliate of either of them in the United States of America, United States territories and possessions, Mexico or Canada, shall, directly or indirectly, engage in the business of the Seller as conducted and pursued immediately prior to the Closing ("Protected Business"). The "Protected Business" is the manufacture and/or sale of specialty chemical products for personal care and for commercial, automotive or household use in cleaning, polishing, sanitizing, degreasing, exterminating and similar functions. It shall not be a violation of this covenant if, in respect o the Seller, Wedge or any
Affiliate:

                  (a) any of them own 5% or less of the outstanding common stock or equity shares of any publicly traded enterprise which is engaged in the Protected Business; or

                  (b) all or any part of any of them is acquired, whether through a stock or asset acquisition by, any person and the acquiror or joint venturer, as the case may be, or any of the acquiror's or joint venturer's Affiliates were engaged in the Protected Business prior to the acquisition; provided that neither WEDGE nor the Seller nor their respective Affiliates, other than the acquiror or joint venturer, engages in the Protected Business for the five (5) year period provided herein The Seller and Wedge agree that the restrictions contained in this Covenant are reasonable and necessary to protect the legitimate interests of the Buyer and that any violations of this covenant shall result in irreparable injury to the Buyer. In the event of a violation of this covenant, the Buyer shall be entitled to seek injunctive relief in a court of competent jurisdiction, in addition to monetary damages.

                                    ARTICLE 4
                                    ---------

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Statements in this Agreement made to the "Knowledge of the Seller" shall mean that the Seller's officers, after having made a good faith effort to ascertain the facts in question would be reasonably likely to have information relating to the fact in question. The Seller represents and warrants to the Buyer as follows:

         4.1 ORGANIZATION, POWER AND QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. True and complete copies of the Articles of Incorporation, as amended to date, the by-laws, as amended to date, of the Seller have been furnished to the Buyer.

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The Seller's minute books and stock records do not contain any information which would materially affect the Buyer's ability to enjoy the benefits of this Agreement.

         4.2 CAPITALIZATION. All of the currently issued and outstanding shares of the capital stock of the Seller is owned of record by Wedge and is duly authorized, validly issued and outstanding, fully paid and nonassessable and has not been issued in violation of the certificate of incorporation or by-laws (or other organic documents) of the Seller or the terms of any agreement to which the Seller is a party or by which the Seller is bound.

         4.3 NO VIOLATION. Except as disclosed on Schedule 4.3 (i) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of, be in conflict with, result in a cancellation of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability which would have a material adverse effect on or result in the creation or imposition of any security interest, lien, or other encumbrance against any of the Acquired Assets under: (a) any term or provision of the articles of incorporation or by-laws (or other organic document) of the Seller; (b) any judgment, decree, order, regulation or rule of any court or governmental authority; (c) to the Knowledge of the Seller any statute or law; or (d) any contract, agreement, indenture, lease or other commitment to which the Seller is a party or by which the Seller is bound; (ii) no consent of, or notice to, any federal, state or local authority, or any private person or entity, is required to be obtained or given by the Seller in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by the Seller, or to enable the Seller to assign to Buyer the Seller's rights to any agreements included in the Acquired Assets, which has not been obtained or given; and (iii) to the Knowledge of the Seller no limitations, qualifications or conditions imposed by any federal, state or local authority, or any private person or entity, exist which affect the full utilization of the Acquired Assets.

         4.4 TITLE TO ACQUIRED ASSETS. The Seller is the owner of and has good and valid title to all of the Acquired Assets, including those assets and properties reflected on the schedules attached to this Agreement, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other third party interests of any nature whatsoever, except for: (a) the lien of current taxes not yet due and payable, (b) other title exceptions disclosed and described in Schedule 4.4 hereto, and (c) the interest of the Buyer arising under this Agreement. There are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against the Seller with respect to any taxable periods ending on or before, or including the Closing Date of a character or nature that would result in liens or claims on any of the Acquired Assets or on the Buyer's title to or use of the Acquired Assets, or that would result in any claim against the Buyer.

         4.5 CONTRACTS. To the Knowledge of Seller, all of the Contracts, to which the Seller is a party and which are being assigned to the Buyer as part of the Acquired Assets or which benefit or relate to the Acquired Assets are set forth on Schedule 4.5. To the Knowledge of Seller, such contracts constitute valid and binding obligations of the respective parties thereto, are in full force and effect, and no party or parties thereto, have violated any material provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under a material provision of any Contract, the termination of which would have a materially adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of Seller. To the Knowledge of the Seller, there is no pending or threatened termination, cancellation or non-renewal of any Contract. To the Knowledge of the Seller there is no set-off right or similar right on the part of any party, arising during any period on or prior to the Closing Date, which has not been fully satisfied or otherwise discharged. To the Knowledge of the Seller there is no restriction or other limitation on the Buyer's ability to enjoy all of the Seller's rights under the Contracts. Correct and complete copies of all written Contracts disclosed on Schedule 4.5 have been made available to the Buyer.

         4.6 NO SUIT. No suit, action or other proceeding or investigation is to the Knowledge of the Seller threatened or pending before or by any governmental agency or by any third party (i) questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part, or
(ii) which would have an adverse effect on the Acquired Assets. For purposes of paragraphs 4.6 and 4.8 of this Agreement, service of a lawsuit or proceeding on Seller constitutes Knowledge.

         4.7 PERMITS. Schedule 4.7 sets forth permits and registrations, including, without limitation, those with respect to environmental matters relating to the Acquired Assets or the Seller's business as presently conducted and all such permits and registrations are fully paid for and valid.

         4.8 PRODUCT LIABILITY; WARRANTY LIABILITY. Except as disclosed in
Schedule 4.8, to Seller's Knowledge, there are no actions, suits, inquiries, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Seller, relating to any product alleged to have been manufactured or sold by the Seller or any class of products assigned and sold to the Buyer hereunder as Qualified Inventory alleging such product, products or class of products to have been defective or improperly designed or manufactured, which, if adversely decided, could have, either individually or in the aggregate, an adverse effect upon the Acquired Assets or the Buyer's use of any product or class of products included in the Acquired Assets. Schedule 4.8 contains a written statement accurately describing the Seller's warranties and customer service policies.

         4.9 PRINCIPAL CUSTOMERS AND SUPPLIERS. Schedule 4.9 sets forth a list of all material customers and suppliers of the Seller during the fifteen (15) month period ended March 31, 1997, showing in each case the approximate total sales and purchases by or from each such customer or supplier during such period. The Seller is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. The Seller has not receiver any notice of any disruption (including, without limitation, delayed deliveries or allocations by suppliers) in the availability of any materials or products used in the Seller's business and to the Knowledge of Seller no such disruption is threatened to occur.

         4.10 AUTHORITY. The Seller has all necessary power and authority, corporate and otherwise, to make, execute, deliver and perform this Agreement and all other agreements and documents to be executed, delivered and performed by them pursuant hereto, and the Seller has taken all necessary actions required to be taken to authorize, execute and deliver this Agreement and such other agreements, and to perform all of the respective obligations, undertakings and agreements to be observed and performed by them hereunder and thereunder. This Agreement has been duly executed and delivered by the Seller, and constitutes die valid and binding agreement of the Seller enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         4.11 FINANCIAL INFORMATION. The Seller has provided the Buyer with copies of its audited financial statements for 1994, 1995 and 1996 ("Financial Information"). The Financial Information (i) fairly and accurately presents the book value of the Seller's assets at the dates indicated, (ii) has been prepared in accordance with GAAP, consistently applied, and (iii) fairly and accurately presents the financial condition and results of operations of the Seller's business as of the respective dates and for the respective periods thereof.

         4.12 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, the Seller has actively conducted the Seller's business in the ordinary and regular course, consistent with past practice.

         4.13  ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 4.13, Seller has no obligation or liability (accrued, absolute, fixed or contingent) which if unpaid would or could materially adversely affect Buyer's use of the Acquired Assets.

         4.14 BROKERAGE AND FINDER'S FEE. No shareholder, officer, director or agent of the Seller has incurred any liability to any broker, finder or agent, not an employee of Seller, for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

         4.15 TRADEMARKS, COPYRIGHTS AND SIMILAR MATTERS. To the Knowledge of Seller, the Seller is the sole and exclusive owner of, or has the sole and exclusive right to use all patents, as well as all technology, trade secrets and know-how related thereto, trademarks, service marks, trade names and copyrights listed on Schedule 4.15 attached to this Agreement (the "Specified Items"). To the extent that any of the Specified Items are registered with any governmental authority or for which Seller's application for registration is pending, such Specified Items are listed on Schedule 4.15. The Seller does not use any of the Specified Items by consent of any other party. No claims or demands have been made to Seller by any other person, firm or corporation pertaining to any of the Specified Items, and to the Knowledge of Seller no proceedings have been instituted, are pending or are threatened which challenge the rights of the Seller in respect of any of the Specified Items. To the Knowledge of Seller none of the Specified Items infringes on, or is being infringed on by, others, and none of the Specified Items is subject to any outstanding order, decree, judgment, stipulation or agreement restricting Seller from using the Specified Items in Seller's business in the same manner as used by Seller at any time during the two years prior to the date hereof. The Seller has taken all reasonable steps to maintain and perfect the Specified Items.

         4.16 COMPLIANCE WITH LAWS. To the Knowledge of Seller, the Seller's business is operated substantially in compliance with all laws, regulations, rules and orders of any commission, board, agency or instrumentality, federal, state or local, and any other requirements of law and is not in material default under or in violation of any provision of any applicable federal, state or local law, regulation, rule or order.

         4.17 EMPLOYEE BENEFIT PLANS.

                  (a) For purposes of this Section 4.17, the following Definitions apply: (i) "Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan, policy, arrangement or scheme for the provision or funding of employee benefits with respect to which a Controlled Group Member in the past or present, directly or indirectly, maintained or maintains, sponsored or sponsors, or had or has any obligation or liability; and
(ii) "Controlled Group Member" means the Seller and each other person or entity required to be aggregated with the Seller under Section 414(b), (c), (in) or
(o)'of the Internal Revenue Code of 1986, as amended ("Code").

                  (b) No Controlled Group Member has directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future or incur any obligation or liability in the future with respect to any Benefit Plan which has or could give rise to any liens on any of the Acquired Assets or which could result in any liability or obligation to Buyer, including, without limitation, any liability or obligation which arises out of the establishment, operation, administration or termination of such Benefit Plan or the transactions contemplated by this Agreement.

         4.18 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties made by the Seller in Article 4 of this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements of fact contained therein not misleading. BUYER ACKNOWLEDGES AND AGREES THAT THIS SECTION 4.18 IS NOT INTENDED TO AND DOES NOT CHANGE THE "AS-IS" NATURE OF THE SALE OF ACQUIRED ASSETS.

                                    ARTICLE 5
                                    ---------

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                   -------------------------------------------

         Statements in this Agreement made to the "Knowledge of" the Buyer shall mean the Buyer's officers, after having made a good faith effort to ascertain the facts in question would be reasonably likely to have information relating to the facts in question.

         The Buyer represents and warrants to the Seller as follows:

         5.1 DUE ORGANIZATION; GOOD STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate and other power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder. True and complete copies of the Articles of Incorporation, as amended to date, and the By-laws, as amended to date, of Buyer have been furnished to Seller. The Buyer's minute books and stock records do not contain any information which would materially affect Seller's ability to enjoy the benefits of this Agreement.

         5.2 AUTHORIZATION AND VALIDITY. Buyer has all necessary power and authority, corporate and otherwise, to make, execute, deliver and perform this Agreement and all other agreements and documents to be executed, delivered and performed by it pursuant hereto, and Buyer has taken all necessary actions required to be taken to authorize, execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         5.3 GOVERNMENTAL APPROVALS; NO CONFLICTS. The execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Buyer and the consummation by it of the transactions contemplated hereby and thereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court or administrative order, writ, judgment or decree applicable to Buyer or its assets or properties, including the requirements of the Hart/Scott/Rodino Antitrust Improvements Act and except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, could not, either individually or in the aggregate, have an adverse effect on Buyer's ability to perform its obligations hereunder, and (ii) will not (with or without the giving of notice or the lapse of time or both) violate or conflict with, or result in the breach, suspension or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer, under, or in the creation of any Liens pursuant to the charter or by-laws of Buyer or any indenture, mortgage, deed of trust, lease,, agreement, contract or instrument to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except for such violations, conflicts, breaches, suspensions, terminations, defaults, accelerations or Liens which could not have an adverse effect on Buyer's ability to perform its obligations hereunder.

         5.4 BROKERS' FEES. Buyer has not employed anyone other than The Strobel Group, Inc. ("Agent") as a broker or finder who is entitled to a brokerage fee, commissions or finders' fees in connection with the transactions contemplated hereby. Buyer shall be solely responsible for the payment of such fee.

         5.5 NO SUIT. No suit, action or other proceeding or investigation is to the Knowledge of Buyer threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

                                    ARTICLE 6
                                    ---------

                     NATURE AND SURVIVAL OF REPRESENTATIONS
                     --------------------------------------

         6.1 NATURE AND SURVIVAL OF REPRESENTATIONS. The representations and warranties made by the Seller in Section 4 and by the Buyer in Section 5 of this Agreement shall survive the Closing Date for a period of one (1) year after the Closing except that the representations and warranties contained in Section 4.4 and 4.17 relating to taxes and ERISA shall survive for the period of limitation during which an action may be brought against Buyer pertaining to the subject matter covered in such representations and warranties, and the representations and warranties contained in Sections 4.10 and 5.2 shall survive without limitation. Representations and warranties shall not terminate as to any Claim made prior to the expiration of the respective representation or warranty.

                                    ARTICLE 7
                                    ---------

                                MUTUAL COVENANTS
                                ----------------

         7.1 NECESSARY ACTIONS. Buyer and Seller agree that to the extent not provided at Closing they shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and actions as may be required by applicable law with respect to the transactions contemplated by this Agreement, and shall use their respective Reasonable efforts to obtain such approvals and accomplish such results as expeditiously as possible.

         7.2 BULK SALES. Without implying application to the transactions contemplated by this Agreement, neither Seller nor Buyer intend to nor have they complied with the provisions of the Uniform Commercial Code relating to bulk sales or transfers or to similar laws; provided, HOWEVER, that Seller shall not be relieved of its obligations to indemnify Buyer in respect to any liabilities of Seller pursuant to the terms hereof as a result of Seller's and/or Buyer's failure to comply with such provisions and/or laws as may be applicable.

                                    ARTICLE 8
                                    ---------

                                 INDEMNIFICATION
                                 ---------------

         From and after the Closing, subject to the period of limitations set forth in Article 6 hereof with respect to survival of representations and warranties, Buyer and Seller shall be indemnified as set forth below.

         8.1 INDEMNIFICATION BY THE SELLER. The Seller covenants and agrees promptly to indemnify, defend and pay to Buyer or any of its Affiliates, and hold them harmless from the amount of any Damages (as defined in Section 8.4 below) suffered or incurred by any of them as a result of, arising out of, in connection with or relating to (i) any suit, claim or demand of any third party arising from acts, omissions, facts, or circumstances relating to Seller's operation of its business or the Acquired Assets occurring prior to the Closing Date the responsibility for which is not specifically assumed by Buyer hereunder, (ii) non-compliance with any provision of law relating to bulk transfers relating to the transactions described in this Agreement, (iii) any claims against Buyer arising under or relating to any violation of, or failure by Seller to comply with, any Requirements of Law (defined below), on or before the Closing Date, (iv) any claim that any product sold by the Seller on or prior to the Closing Date or included in the Acquired Assets as finished goods inventory is defective or has been improperly designed or manufactured, (v) any obligation to withhold a portion of the Closing Purchase Price or Adjusted Price to satisfy the requirements of any applicable law, (vi) any liabilities arising under any Requirements of Law (as hereinafter defined) in connection with the Equipment containing Contaminants (as hereinafter defined), which contamination Buyer occurred prior to the Closing, and (vii) any breach of any of the representations or warranties made by Seller in this Agreement.

         For the purposes hereof, "Requirements of Law" shall mean any federal , state or local law, rule, regulation, permit, agreement, order or other binding determination (if any governmental authority relating to the environment, public health or safety, or that govern the use, manufacture, storage, handling, disposal or remediation of Contaminants. For the purposes hereof "Contaminants" shall mean any substance or waste containing any hazardous substances, pollutants or contaminants, as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and any other substance similarly defined or identified in any other federal, state or local laws, rules or regulations governing the manufacture, import, use, handling, storage, processing, release or disposal of substances or wastes deemed hazardous, toxic, dangerous or injurious to public health or to the environment. This definition includes asbestos-containing material and petroleum or petroleum-based products.

         The provisions of this Section 8.1 shall be in addition to and not in limitation of any other rights or remedies which the Buyer may have hereunder or otherwise. Notwithstanding the foregoing, Buyer shall not be entitled to indemnification hereunder for breaches of any representation or any warranty contained in Section 4 from the Seller (i) unless a claim for indemnification is made within the time limits provided in Section 6.1 or (i) if such claim arises from information not known to Seller and which is known to Buyer or any of Buyer's shareholders, agents or representatives on or prior to the Closing Date.

         8.2 INDEMNIFICATION BY BUYER. The Buyer hereby covenants and agrees promptly to indemnify, defend and pay to the Seller or any Affiliates of the Seller, and hold them harmless from the amount of any Damages suffered or incurred by any of them as a result of, arising out of, in connection with, or relating to any suit, claim or demand of any third party that arises from acts, omissions, facts or circumstances relating to (i) the Buyer's operation of the business of the Buyer at any time, (ii) subject to Section 8. 1 (iv), the Acquired Assets to the extent any such Damages arise from such events occurring after the Closing Date, or (iii) any claims against Seller arising under or relating to any violation of, or failure by Buyer to comply with, any Requirements of Law, after the Closing Date or the date Buyer takes possession of any of the Acquired Assets. The provisions of this Section 8.2 shall be in addition to and not in limitation of any other rights or remedies which the Seller or any Affiliates of the Seller may have hereunder or otherwise. Notwithstanding the foregoing, such persons and entities shall not be entitled to indemnification hereunder from the Buyer for breaches of any representation or any warranty contained in Section 5 unless a claim for indemnification is made within the time limits provided in Section 6.1.

         8.3  INDEMNIFICATION BASKET; INTEREST.

                  (a) Notwithstanding anything contained in this Section Buyer shall not be entitled to make any claim against Seller for indemnification on account of a breach of a representation or warranty contained in this Agreement until Buyers shall have aggregated claims in excess of $75,000 and whereupon Buyer shall be entitled to recover fully the amount of all Damages suffered or incurred.

                  (b) In the event Buyer or Seller, as applicable, is adjudged or entitled by agreement to indemnification pursuant to Section 8. 1 or 8.2, the. indemnifying party shall pay to the indemnified party interest on all such amounts owing determined from the date such indemnification was claimed and at the rate quoted by Bank of America Illinois as its prime rate in effect on the date indemnification was adjudged or agreed to as proper.

         8.4 INSURANCE; DAMAGES. The amount of the liability of the Seller for indemnification hereunder shall be net of any insurance proceeds received. As used in this Agreement, "Damages" shall mean claims, demands, obligations, taxes, liabilities, assessments, losses, costs, expenses or damages (including, without limitation, reasonable attorneys' and accountants' fees and reasonable costs of litigation), but shall not include consequential damages.

         8.5 THIRD PARTY CLAIMS. If a party ("Defendant") shall receive actual notice of any demand, claim asserted or any action or administrative or other proceeding commenced in respect of which demand, claim, action or proceeding Defendant is or may be entitled to indemnification hereunder, Defendant shall give prompt written notice thereof to the other party from whom the indemnity may be sought ("Respondent") (within ten (10) days in the case of receipt of a notice, summons or complaint or such shorter period as shall permit Respondent reasonable time to timely respond or answer such demand, claim, summons, complaint or notice). Within thirty (30) days after the earlier of (i) receipt of such notice or (ii) receipt of actual notice by Respondent from sources other than Defendant, Respondent may give Defendant written notice of its election to conduct the defense of such demand, claim, action or proceeding at its own expense. If Respondent has given Defendant such notice of election to conduct the defense, Respondent may conduct the defense at its expense, but Defendant will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Defendant, without a right of further reimbursement. If Respondent has not so notified Defendant in writing (within the time above provided) of its election to conduct the defense of such claim, action or proceeding, Defendant may but need not conduct the defense of such demand, claim, action, or proceeding. If Respondent elects to settle, compromise or satisfy any demand, claim, action or proceeding defended by it, the cost of any such settlement, compromise or satisfaction will be borne entirely by Respondent and may be made only with the consent of Defendant, which consent will not be unreasonably withheld. Defendant and Respondent will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 8.5.

                                    ARTICLE 9
                                    ---------

                                OTHER AGREEMENTS
                                ----------------

         9.1 MATERIALS ON ORDER BY SELLER. Seller agrees to provide to Buyer on the date of Closing a summary of purchase orders for all materials on order showing the material, quantity, purchase price and delivery date placed with each vendor to produce future forecasted requirements of Finished Products from Current Customers. Buyer accepts responsibility for all such purchase orders for materials on order so long as they are for production of Finished Products, and agrees that it will be their responsibility to direct vendors as to disposition of said orders, and will assume responsibility to pay vendors for these materials.

         9.2 PASSAGE OF TITLE; INSURABLE INTEREST. Upon passing of title to the Acquired Assets at Closing the Seller shall no longer have any insurable interest in the Acquired Assets and no responsibility to the Buyer for any damage or injury to the Acquired Assets while they remain on the premises of the Seller. While the Acquired Assets remain on the Seller's premises the Buyer shall indemnify the Seller against any damage or injury to the Seller, Seller's employees or invitees or to the Seller's premises or premises of adjoining land owners arising from the presence of the Acquired Assets on the Seller's premises or as a result of any actions of Buyer or its agents, employees or representatives.

         9.3 STORAGE OF ACQUIRED ASSETS. Buyer shall be permitted to store the acquired assets on Seller's premises for up to ninety (90) days after Closing Date. While the acquired assets remain on Seller's premises, Buyer will reimburse Seller for or pay directly all Seller's employee costs for services requested by Buyer in writing and a fair proportion to be determined of Seller's property

(real and personal), taxes, utility costs and security expenses. If Buyer shall not have removed the Acquired Assets from the Seller's premises within ninety
(90) day following the Closing Date in accordance with the Plan the Buyer shall pay the Seller storage charges in the amount of $1,000 per day for each day that any part of the Acquired Assets remain on the Seller's premises after such period. The continued presence of the Acquired Assets on the Seller's premises after the Closing and the accruing and payment of storage fees shall not create a relationship of landlord/tenant or bailor/bailee between the Buyer and Seller nor any duty on the part of the Seller to care for or protect the Acquired Assets. The Seller may at any time after expiration of ninety (90) days from Closing utilize reasonable self help remedies to remove the Acquired Assets from the Seller's premises notwithstanding the payment or the tender of payment of the storage fees provided for herein. The Buyer agrees that notwithstanding the absence of any relationship which would give the Seller a statutory lien on the Acquired Assets the Seller shall none the less have a lien upon the Acquired Assets for any storage charges accumulated or compensation due Seller in the nature of damages or indemnification hereunder and which remains unpaid and Seller shall be entitled to record and perfect such lien. To give effect to the provisions of this section the Buyer hereby grants the Seller a limited power of attorney to execute in the Buyer's name any filings, including any Uniform Commercial Code forms as may be necessary to perfect such lien and thereafter exercise the rights of a lien holder under the Uniform Commercial Code.

         9.4 WARN ACT RESPONSIBILITY; EMPLOYEE NOTICES. Seller shall comply with applicable federal, state and/or local laws relating to termination of any of its employees including but not limited to the Worker Readjustment and Training Notification Act of 1989 and the Consolidated Omnibus Budget Reconciliation Act of 1985.

         9.5 CHANGE OF NAME; ADVICE TO SUPPLIERS AND CUSTOMERS. Concurrently with the Closing the Seller shall take such action as shall be required to change its corporate name to a name dissimilar to Hysan Corporation. Upon the request of either the Buyer or the Seller the parties shall cooperate in the preparation and distribution of a notice advising the suppliers and customers of the Seller that the Buyer has succeeded to the business of the Seller.

                                   ARTICLE 10
                                   ----------

                               GENERAL PROVISIONS
                               ------------------

         The parties further covenant and agree as follows:

         10.1 WAIVER OF TERMS. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

         10.2 AMENDMENT OF AGREEMENT. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each of the parties hereto.

         10.3 PAYMENT OF EXPENSES. Except as set forth in this Agreement, the parties shall each pay its own expenses, including, without limitation, the expenses of its own counsel, investment bankers, brokers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein or therein and the consummation of the transactions contemplated hereby and thereby.

         10.4 CONTENTS OF AGREEMENT, PARTIES IN INTEREST, ASSIGNMENT. This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. The parties have participated equally in the negotiation and preparation of this Agreement and any rule of construction requiring this Agreement be interpreted against the drafting party shall be inapplicable. All representations, warranties, Covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective heirs, legal representatives, successors and assigns of the parties hereto; PROVIDED FURTHER, HOWEVER, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of, in the case of assignment by Seller, Buyer, or, in the case of assignment by Buyer, Seller, which consent shall not unreasonably be withheld.

         10.5 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested, telex or telecopier (during normal business hours), or air courier to the parties set forth below. Such notices shall be deemed given at the time personally delivered, if delivered by hand or by courier; at the time received, if sent certified or registered mad; when answered back, if telexed; and when receipt acknowledged by telecopy equipment, if telecopied.

                  If to Buyer:    Specialty Chemical Resources, Inc.
                                  Attn:  President
                                  9100 Valley View Road
                                  Macedonia, Ohio 44056
                                  Phone:  216/468-1386
                                  Fax:  216/468-0287

                  Copy to:        Benesch, Friedlander, Coplan & Aronoff,  LLP
                                  Attn:  Ira C. Kaplan
                                  2300 BP America Building
                                  200 Public Square
                                  Cleveland, Ohio 44114
                                  Phone:  216/363-4500
                                  Fax:  216/363-4588

                  If to Seller:       Care of WEDGE Energy Group, Inc.
                                      Attn:  President
                                      1415 Louisiana
                                      Suite 2510
                                      Houston, Texas 77002
                                      Phone:  713/739-6585
                                      Fax:  713/739-6581

                  Copy to:            Care of WEDGE Energy Group, Inc.
                                      Attn:  General Counsel
                                      P.O. Box 130688
                                      Houston, Texas 77219
                                      Phone:  713/739-6506
                                      Fax:  713/524-3586

                  and                 Rudnick & Wolfe
                                      Attn:  Michael L. Sklar
                                      203 North LaSalle Street
                                      Chicago, Illinois 60601
                                      Phone:  (312) 368-4043
                                      Fax:  (312) 236-7516

         10.6 SEVERABILITY. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.8 HEADINGS; SCHEDULES. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. Each of the parties hereto acknowledge that disclosure with respect to a specific Schedule constitutes disclosure for all purposes of this Agreement.

         10.9 GOVERNING LAW; JURISDICTION. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Illinois, excluding any choice of law rules which may direct the application of the laws of another jurisdiction. Any dispute arising under or relating to the matters made the subject of this Agreement shall be submitted to binding arbitration by a panel of three arbitrators in Chicago, Illinois pursuant to the Commercial Rules and regulations of the AAA. Each party shall select one arbitrator and the two arbitrators thus selected shall select a third arbitrator. Any arbitration award shall be enforceable in the courts of general jurisdiction of

Cook County, Illinois. The party commencing arbitration shall be responsible for the costs of arbitration and of the arbitrators unless they are the prevailing party as set forth below. Notwithstanding the foregoing (i) the arbitration procedure described in Section 1.5(d) herein shall be followed for resolution of any dispute relating to determination of the Closing Purchase Price or the Adjusted Purchase Price and any party, if so entitled, shall be free to pursue equitable remedies in a court of law. The prevailing party in any proceeding under this Section 9.9 shall be entitled to recover its reasonable attorneys fees, costs and any arbitration costs it may have incurred. A prevailing party shall be the party obtaining relief in respect to its claims whether by way of a final and nonappealable judgment or order providing for an aggregate payment at such time of a monetary amount which is $50,000 greater than the most immediate prior settlement offer of the losing party or an award or order which (i) provides injunctive relief or (ii) an agreement to take or refrain from taking specific action.

         10.10 INSTRUMENTS OF FURTHER ASSURANCE. Each of the parties hereto agrees, upon the request of the other party hereto, from time to time to execute and deliver to such other party all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

         10.11 PUBLICITY. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, except to the extent otherwise required by law.

         10.12 NO THIRD PARTY BENEFICIARIEs. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

Whereupon the undersigned have set their hands and seals on the date first above written.

SELLER:                             BUYER:

HYSAN CORPORATION                   SPECIALTY CHEMICAL RESOURCES, INC.

By: /s/ David C. Hoffmeister        By: /s/ Edwin Roth, C.E.O.
   ---------------------------         -------------------------------------

Attest: /s/ Howard L. Smith         Attest: /s/ Ira Kaplan
       ------------------------            ----------------------------------

The undersigned agrees to be bound by the terms and conditions contained in
Article 3 of this Agreement.

WEDGE ENERGY GROUP, INC.

By: /s/ Paul H. Brown
   ---------------------------
Attest: /s/ Steven C. Johnston
       ------------------------

                            ASSET PURCHASE AGREEMENT
                            ------------------------

            Hysan Corporation and Specialty Chemical Resources, Inc.


                            ASSET PURCHASE AGREEMENT
                            ------------------------

ARTICLE                                                                          PAGE
-------                                                                          ----
ARTICLE 1

         SALE AND PURCHASE OF ASSETS................................................1
         1.1      Sale and Purchase of Assets.......................................1
         1.2      Liabilities.......................................................2
         1.3      Purchase Price; Payment...........................................2
         1.4      Prorations; Earnest Money.........................................4
         1.5      Adjustments to Purchase Price.....................................4
         1.6      Purchase Price Allocations........................................6
         1.7      Transfer Taxes....................................................6

ARTICLE 2

         CLOSINGS...................................................................7
         2.1      Closings..........................................................7
                  2.1.1    Certificate..............................................7
                  2.1.2    Opinion..................................................7
                  2.1.3    Consents and Approvals...................................7
                  2.1.4    Articles of Incorporation................................7
                  2.1.5    Certificate..............................................7
                  2.1.6    Opinion..................................................8
                  2.1.6    Opinion..................................................8
                  2.1.7    Removal of Acquired Assets...............................8
                  2.1.8    Escrow Agreement.........................................8
         2.2      Further Assurances/Provision of Records...........................8

ARTICLE 3

         COVENANT NOT TO COMPETE....................................................9
         3.1      Covenant Not to Compete...........................................9

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF SELLER..................................10
         4.1      Organization, Power and Qualification............................10
         4.2      Capitalization...................................................10
         4.3      No Violation.....................................................10
         4.4      Title to Acquired Assets.........................................10
         4.5      Contracts........................................................11

                                        i




ARTICLE                                                                             PAGE
-------                                                                             ----
         4.6      No Suit.............................................................11
         4.7      Permits.............................................................11
         4.8      Product Liability; Warranty Liability...............................11
         4.9      Principal Customers and Suppliers...................................12
         4.10     Authority...........................................................12
         4.11     Financial Information...............................................12
         4.12     Absence of Certain Changes..........................................12
         4.13     Absence of Undisclosed Liabilities..................................12
         4.14     Brokerage and Finder's Fee..........................................12
         4.15     Trademarks, Copyrights and Similar Matters..........................13
         4.16     Compliance with Laws................................................13
         4.17     Employee Benefit Plans..............................................13
         4.18     Material Misstatements or Omissions.................................13

ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF THE BUYER..................................14
         5.1      Due Organization; Good Standing and Power...........................14
         5.2      Authorization and Validity..........................................14
         5.3      Governmental Approvals; No Conflicts................................14
         5.4      Brokers' Fees.......................................................15
         5.5      No Suit.............................................................15

ARTICLE 6

         NATURE AND SURVIVAL OF REPRESENTATIONS.......................................15
         6.1      Nature and Survival of Representations..............................15

ARTICLE 7

         MUTUAL COVENANTS.............................................................15
         7.1      Necessary Actions...................................................15
         7.2      Bulk Sales..........................................................16

ARTICLE 8

         INDEMNIFICATION..............................................................16
         8.1      Indemnification by the Seller.......................................16
         8.2      Indemnification by Buyer............................................17
         8.3      Indemnification Basket; Interest....................................17
         8.4      Insurance; Damages..................................................18

                                       ii



ARTICLE                                                                             PAGE
-------                                                                             ----
         8.5      Third Party Claims..................................................18

ARTICLE 9

         OTHER AGREEMENTS.............................................................18
         9.1      Materials On Order By Seller........................................18
         9.2      Passage of Title; Insurable Interest................................18
         9.3      Storage of Acquired Assets..........................................19
         9.4      WARN Act Responsibility; Employee Notices...........................19
         9.5      Change of Name; Advice to Suppliers and Customers...................19

ARTICLE 10

         GENERAL PROVISIONS...........................................................20
         10.1     Waiver of Terms.....................................................20
         10.2     Amendment of Agreement..............................................20
         10.3     Payment of Expenses.................................................20
         10.4     Contents of Agreement, Parties in Interest, Assignment..............20
         10.5     Notices.............................................................20
         10.6     Severability........................................................21
         10.7     Counterparts........................................................22
         10.8     Headings; Schedules.................................................22
         10.9     Governing Law; Jurisdiction.........................................22
         10.10    Instruments of Further Assurance....................................22
         10.11    Publicity...........................................................22
         10.12    No Third Party Beneficiaries........................................22

                                       iii
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